EXHIBIT 99.1






                                                        For Immediate Release

CONTACT: Anne A. Tarbell
         Triarc Companies, Inc.
         212/451-3030
         www.triarc.com

            TRIARC BEVERAGE GROUP TO ACQUIRE SNAPPLE DISTRIBUTORS OF
                                  LONG ISLAND

New York, NY, December 13, 1999 - Triarc Companies, Inc. (NYSE: TRY) announced today that its subsidiary Snapple Beverage Corp., has signed a letter of intent to acquire Snapple Distributors of Long Island, Inc. (Long Island Snapple) for a cash purchase price of $16.8 million, plus certain other consideration. The acquisition is expected to close in early 2000 and is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart- Scott-Rodino Antitrust Improvements Act of 1976.

         Long Island Snapple is the largest non-company owned distributor of Snapple(R) products and a major distributor of Stewart's(R) products. With a distribution territory including Nassau and Suffolk counties, Long Island Snapple had net sales of approximately $28 million in 1998.

         Commenting on the transaction, Michael Weinstein, Chief Executive Officer of the Triarc Beverage Group said: "As with our recently completed acquisition of Millrose Distributors, we believe this transaction will enhance our ability to serve key retail customers while providing financial benefits to Triarc. We have watched the Kaplan family build Long Island Snapple over the last 20 years into a highly successful distribution operation. Throughout this time, we have enjoyed an excellent relationship with Gill Kaplan and his team. We look forward to rapidly integrating their operations into Mr. Natural and Millrose, our company-owned New York City, Westchester County and northern New Jersey distributors."




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         Weinstein added: "To further enhance our leadership in the premium beverage segment, Triarc Beverage Group will continue to evaluate opportunities to strengthen our distribution network, particularly in regions which are contiguous to our company-owned operations. Following the acquisition of Long Island Snapple, company-owned operations will account for approximately 22% of our premium beverage volume."

         Triarc is a branded consumer products company in beverages (Snapple, Mistic(R), Stewart's and Royal Crown(R)) and restaurants (Arby's(R), T.J. Cinnamons(R) and Pasta Connection(TM)).

                                     # # #
                                  Note Follows


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                                      NOTE

         There can be no assurance that the proposed acquisition of Long Island Snapple will be completed, or, if completed, that Long Island Snapple will be successfully integrated with the operations of Triarc and its subsidiaries, including Mr. Natural, Inc. and Millrose Distributors, Inc. In addition, there can be no assurance that Triarc will be able to identify and effect any other acquisitions or business combinations or, if completed, that any such acquisitions or business combinations will be successfully integrated with the operations of Triarc and its subsidiaries.




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